Exhibit 99.1

For Immediate Release

   NEWS RELEASE

Contacts:

Gastar Exploration Inc.

Michael A. Gerlich, Chief Financial Officer

713-739-1800 / mgerlich@gastar.com

Investor Relations Counsel:
Lisa Elliott, Dennard▪Lascar Investor Relations                                                 713-529-6600 / lelliott@DennardLascar.com

Gastar Exploration Announces Second Quarter 2018 Results

HOUSTON, August 9, 2018 - Gastar Exploration Inc. (NYSE American: GST) (“Gastar” or the “Company”) today reported financial and operating results for the three and six months ended June 30, 2018.

Net loss attributable to Gastar’s common stockholders for the second quarter of 2018 was $39.4 million, or a loss of $0.19 per share, compared to a second quarter 2017 net loss of $6.4 million, or a loss of $0.03 per share.  Adjusted net loss attributable to common stockholders for the second quarter of 2018 was $15.3 million, or a loss of $0.07 per share, excluding the impact of an $18.0 million non-cash, pre-tax ceiling test impairment charge and a $6.1 million loss resulting from the mark-to-market of outstanding hedge positions compared to an adjusted net loss of $9.8 million, or a loss of $0.05 per share, for the second quarter of 2017 which excludes $3.4 million of gains resulting from the mark-to-market of outstanding hedge positions. The increase in the adjusted net loss is due to the sale of the Company’s West Edmund Hunton Lime Unit (“WEHLU”) assets in February 2018 coupled with increased interest and depreciation, depletion and amortization  expense.  (See the accompanying reconciliation of the non-GAAP financial measure adjusted net loss at the end of this news release.)

Adjusted earnings before interest, income taxes, depreciation, depletion and amortization (“adjusted EBITDA”) (non-GAAP) for the second quarter of 2018 decreased 26% to $7.3 million compared to $9.8 million for the second quarter of 2017 and decreased 40% sequentially from $12.0 million for the first quarter of 2018. The sequential decline in adjusted EBITDA was primarily due to the sale of the Company’s WEHLU assets.  (See the accompanying reconciliation of the non-GAAP financial adjusted EBITDA at the end of this news release.)

Revenues from oil, condensate, natural gas and natural gas liquids (“NGLs”), before the effects of commodity derivatives contracts, totaled $19.5 million in the second quarter of 2018, a 13% increase from $17.3 million in the second quarter of 2017 and a 26% decrease from $26.4 million in the first quarter of 2018.  The increase from the second quarter of 2017 in oil, condensate, natural gas and

NGLs revenues primarily resulted from a 21% increase in equivalent product pricing, partially offset by a 7% decrease in equivalent production volumes primarily due to the sale of the Company’s WEHLU assets.  The decrease from first quarter 2018 revenues was due to a 6% decrease in equivalent product pricing and a 22% decrease in equivalent production volumes due to the sale of the WEHLU assets.  Second quarter 2018 oil, condensate, natural gas and NGLs revenues were net of transportation, treating and gathering costs of $1.2 million pursuant to current authoritative accounting guidance.

Commodity derivative contracts settled during the second quarter of 2018 resulted in a $3.1 million decrease in revenue compared to a $2.0 million increase in revenues in the second quarter of 2017.  For details on Gastar’s current hedging position, please see our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 filed today with the United States Securities and Exchange Commission (the “SEC”).

The following table provides a summary of Gastar’s total net production volumes and overall average commodity prices for the three and six months ended June 30, 2018 and 2017:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017

Net Production:
Oil and condensate (MBbl)	241	277	583	527
Natural gas (MMcf)	1,075	923	2,138	1,785
NGLs (MBbl)	99	128	243	245
Total net production (MBoe)	519	559	1,183	1,070
Net Daily production:
Oil and condensate (MBbl/d)	2.6	3.0	3.2	2.9
Natural gas (MMcf/d)	11.8	10.1	11.8	9.9
NGLs (MBbl/d)	1.1	1.4	1.3	1.4
Total net daily production (MBoe/d)	5.7	6.1	6.5	5.9
Average sales price per unit(1):
Oil and condensate per Bbl, including impact of hedging activities (2)	$55.44	$52.21	$55.31	$53.31
Oil and condensate per Bbl, excluding impact of hedging activities	$66.80	$45.94	$63.52	$47.28
Natural gas per Mcf, including impact of hedging activities (2)	$1.44	$2.51	$1.84	$2.85
Natural gas per Mcf, excluding impact of hedging activities	$1.35	$2.54	$1.70	$2.76
NGLs per Bbl, including impact of hedging activities (2)	$14.73	$19.41	$18.01	$21.74
NGLs per Bbl, excluding impact of hedging activities	$19.58	$17.02	$21.48	$19.45
Average sales price per Boe, including impact of hedging activities(1)(2)	$31.49	$34.49	$34.32	$36.02
Average sales price per Boe, excluding impact of hedging activities(1)	$37.51	$30.88	$38.82	$32.37

Lease operating expense per Boe	$9.19	$9.20	$10.38	$9.55

_____________________________

(1)	Average sales price per unit for 2018 are net of transportation, treating and gathering costs, which were previously reported separately as expenses.
(2)	The impact of hedging includes only the gain (loss) on commodity derivative contracts settled during the periods presented.

The following table provides a summary of Gastar’s Mid-Continent STACK Play production volumes and average commodity prices, excluding the sale of our WEHLU assets, for the three and six months ended June 30, 2018 and 2017:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
STACK Play (excludes WEHLU)
Net Production:
Oil and condensate (MBbl)	241	125	502	224
Natural gas (MMcf)	1,075	489	1,894	923
NGLs (MBbl)	99	54	195	101
Total net production (MBoe)	519	260	1,013	479
Net Daily Production:
Oil and condensate (MBbl/d)	2.6	1.4	2.8	1.2
Natural gas (MMcf/d)	11.8	5.4	10.5	5.1
NGLs (MBbl/d)	1.1	0.6	1.1	0.6
Total net daily production (MBoe/d)	5.7	2.9	5.6	2.6
Average sales price per unit(1):
Oil and condensate (per Bbl)	$66.81	$46.24	$63.90	$47.36
Natural gas (per Mcf)	$1.35	$2.76	$1.58	$2.88
NGLs (per Bbl)	$19.58	$18.32	$21.04	$20.76
Average sales price per Boe(1)	$37.51	$31.15	$38.68	$32.09

Lease operating expense per Boe	$9.19	$9.70	$9.97	$9.76

_____________________________

(1)	Excludes the impact of hedging activities. Average sales price per unit for 2018 are net of transportation, treating and gathering costs, which were previously reported separately as expenses

STACK Play production for the second quarter of 2018 consisted of approximately 66% liquids, (comprised of 46% oil and 20% NGLs), down from 72% and 69% liquids in the first quarter of 2018 and second quarter of 2017, respectively.  The percentage of liquids as a component of production in the second quarter of 2018 was down sequentially due to certain new wells brought online during the second quarter of 2018 producing significantly higher volumes of natural gas.

General and administrative (“G&A”) expense was $4.9 million in the second quarter of 2018 compared to $4.6 million in the second quarter of 2017 and $9.0 million in the first quarter of 2018. The decrease in second quarter 2018 G&A expense compared to first quarter 2018 was primarily due to severance costs incurred during the first quarter of 2018.  G&A expense for the second quarter of 2018 included $1.2 million of non-cash stock-based compensation expense, versus $1.2 million in the second quarter of 2017 and $1.7 million in the first quarter of 2018.  Excluding non-cash stock based compensation, cash G&A expense per Boe for the second quarters of 2018 and 2017 and the first quarter of 2018, excluding severance costs, were $7.10, $6.06 and $5.57, respectively.

During the second quarter of 2018, Gastar recorded an impairment of oil and natural gas properties of approximately $18.0 million due to the downward revision of its proved reserve quantities. The downward revision was primarily associated with the decision to reclassify proved undeveloped reserves to unproved reserves due to the uncertainty regarding the timing and availability of funding required to develop these reserves.

Exploration of Strategic Alternatives

As previously reported, the Company’s management and Board of Directors (the “Board”) are working closely with the Company’s financial and legal advisors to consider potential strategic transactions, including financing alternatives and sale or merger transactions and is encouraging proposals from existing stakeholders and interested third-parties.  The Company has formed a special committee consisting of directors not affiliated with Ares (defined below), including Jerry Schuyler, Gastar’s Interim Chief Executive Officer and Board Chairman, and Board members Randolph Coley and Harry Quarls, who, along with the advisors, are exploring a wide range of strategic alternatives for the Company’s future, including a sale, business combination or strategic merger and/or restructuring of its balance sheet.

On July 20, 2018, the Company received a non-binding preliminary term sheet from funds affiliated with Ares Management LLC ("Ares") proposing a potential restructuring transaction through a sale or a court-approved bankruptcy sale process or a Chapter 11 plan of reorganization.  The Company continues to review and evaluate the Ares proposal, and is open to and will similarly evaluate any other proposals from other stakeholders or third-parties. Additionally, the Company intends to distribute a process letter to prospective bidders and investors in the coming weeks that provides additional details regarding the Company’s financial restructuring process, including key deadlines.  The process letter and other information related to the Company’s financial restructuring process will be available on the Company’s Investor Relations website at https://ir.gastar.com/investor-relations.

Mr. Schuyler added, “Through this process, our Board is committed to evaluating strategic alternatives in an effort to maximize value for our stakeholders while simultaneously supporting the Company’s management and employees.”

The Company may not comment further regarding this process unless a specific transaction or other alternative is approved by the Board, this process is concluded or it is otherwise determined that further disclosure is appropriate or required by law.  The Company cannot assure you that it will be able to achieve a transaction on favorable terms or at all.

Operations Review and Update

During the second quarter of 2018, through its one-rig drilling program, Gastar spud four gross (3.7 net) operated Osage wells and two gross (1.9 net) operated Meramec wells and completed five gross (4.9 net) Osage operated wells using its new 35-stage completion design.  The Company also participated in numerous third-party wells across its highly contiguous, 67,900 net acre STACK Play acreage position.  This position is approximately 84% operated and 73% held by production.

The Company recently elected to suspend its operated drilling program and release the rig to allow time to fully analyze results of its 35-stage completion design as well as preserve capital for other cash needs, including but not limited to debt service while all strategic alternatives are considered or a possible restructuring of its debt and equity.  The Company intends to continue to participate in select non-operated wells and renew certain leases to preserve its STACK Play acreage position.  The Company believes it needs to consummate a substantial financing, refinancing or other financial restructuring transaction in the relative near term to re-engage in normal operated drilling activities.

Capital Budget

Gastar’s capital expenditures in the second quarter of 2018 totaled $42.0 million, comprised of $32.8 million for drilling, completions and infrastructure costs, $6.0 million for unproved acreage extensions, renewals and additions and $3.2 million for other capitalized costs resulting in year-to-date total capital expenditures of $76.8 million.  With the suspension of the operated drilling program in August 2018 and anticipated completion of five operated wells, capital expenditures for the remainder of 2018 are estimated to total $45.3 million, comprised of $34.2 million for drilling, completions and infrastructure costs, $6.2 million for unproved acreage extensions, renewals and additions and $4.9 million for other capitalized costs.  It is unlikely that the Company could materially reduce capital expenditures further without creating the risk for deterioration of the Company’s core business.

Guidance for Third Quarter 2018 and Full-Year 2018

Our guidance for the third quarter and full-year 2018, excluding WEHLU results, is presented in the table below and represents the Company's best estimate of the range of likely future results. Guidance could be affected by the factors described below in "Forward Looking Statements."

Production	Third Quarter 2018	Full-Year 2018

Net average daily (MBoe/d)(1)	5.2 – 5.6	5.5 – 5.8
Liquids percentage	66% – 70%	67% – 70%

Cash Operating Expenses
Production taxes (% of production revenues)	5.3% – 5.8%	4.3% – 4.8%
Direct lease operating ($/Boe)	$9.20 – $9.70	$9.00 – $9.60
Cash general & administrative ($/Boe)(2)	$5.30 – $5.70	$5.90 – $6.40

________________

(1)Based on equivalent of 6 thousand cubic feet (Mcf) of natural gas to one barrel of oil, condensate or NGLs.

(2)Excludes costs associated with the strategic alternatives process.

Mid-Year 2018 Reserve Update

SEC proved reserve estimates as of June 30, 2018 totaled 10.5 MMBoe, a 76% decrease over year-end 2017 proved reserves, primarily due to the sale of 19.8 MMBoe of proved reserves associated with the Company’s WEHLU assets in February 2018 and the reclassification of approximately 14.8 MMBoe of proved undeveloped reserves to unproved reserves due to the uncertainty regarding the timing and availability of funding required to develop these reserves.  The proved undeveloped reserves that were reclassified to unproved remain economically producible at current commodities prices, and the Company may report proved undeveloped reserves in the future if it determines that it has the financial capability to execute a development plan.  The mid-year 2018 reserves were 93% proved developed and comprised of 4.2 million barrels of crude oil and condensate, 2.6 million barrels of NGLs and 22.1 billion cubic feet of natural gas.

The pre-tax SEC-priced present value of future cash flows of reserve estimates as of June 30, 2018, discounted at 10% ("PV-10") (a non-GAAP financial measure defined below in “Information on Reserves and PV-10 Value”), was $124.9 million, a 57% decrease as compared to year-end 2017 primarily as a result of the sale of the WEHLU assets and lower proved undeveloped reserve volumes.  In accordance with SEC regulations, estimates of proved reserves as of June 30, 2018 were calculated using the 12-month unweighted arithmetic average of the first-day-of-the-month price for each month in the period July 1, 2017 through June 30, 2018.  For oil, the average 12-month West Texas Intermediate price utilized was $57.67 per barrel, compared to $51.34 per barrel for year-end 2017 SEC proved reserves, and for natural gas, the average 12-month Henry Hub price utilized was $2.92 per million British thermal unit (“MMBtu”), compared to $2.98 per MMBtu for year-end 2017

SEC proved reserves.

For a discussion of PV-10 and the standardized measure of future net cash flows, see "Information on Reserves and PV-10 Value" below.

Conference Call

Gastar has scheduled a conference call for 9:00 a.m. Eastern Time (8:00 a.m. Central Time) on Friday, August 10, 2018.  Investors may participate in the call either by phone or audio webcast.

By Phone:	Dial 1-412-902-0030 at least 10 minutes before the call. A telephone replay will be available through August 24th by dialing 1-201-612-7415 and using the conference ID: 13682045.

By Webcast:

Visit the Investor Relations page of Gastar's website at www.gastar.com under “Events & Presentations.” Please log on a few minutes in advance to register and download any necessary software. A replay will be available shortly after the call.

For more information, please contact Donna Washburn at Dennard-Lascar Associates at 713-529-6600 or e-mail dwashburn@DennardLascar.com.

About Gastar Exploration

Gastar Exploration Inc. is a pure-play Mid-Continent independent energy company engaged in the exploration, development and production of oil, condensate, natural gas and natural gas liquids in the United States. Gastar’s principal business activities include the identification, acquisition and subsequent exploration and development of oil and natural gas properties with an emphasis on unconventional reserves, such as shale resource plays. Gastar holds a concentrated acreage position in the normally pressured oil window of the STACK Play, an area of central Oklahoma which is home to multiple oil and natural gas-rich reservoirs including the Oswego limestone, Meramec and Osage bench formations within the Mississippi Lime, the Woodford shale and Hunton limestone formations. For more information, visit Gastar's website at www.gastar.com.

Information on Reserves and PV-10 Value

For the mid-year reserves at June 30, 2018 and year ended December 31, 2017, future cash inflows were computed using the 12-month un-weighted arithmetic average of the first-day-of-the-month prices for natural gas and oil (the “benchmark base prices”) adjusted by lease in accordance with sales contracts and for energy content, quality, transportation, compression and gathering fees and regional price differentials, relating to the Company’s proved reserves.  Benchmark base prices are held constant in accordance with SEC guidelines for the life of the wells.

PV-10 represents the present value, discounted at 10% per annum, of estimated future net revenue before income tax of our estimated proved reserves. PV-10 is a non-GAAP financial measure as defined by the SEC.  We believe that the presentation of PV-10 is relevant and useful to our investors because it presents the discounted future net cash flows attributable to our reserves prior to taking into account corporate future income taxes and our current tax structure.  We further believe investors and creditors use PV-10 as a basis for comparison of the relative size of our reserves as compared with other companies.

The financial measure most directly comparable to PV-10 is the standardized measure of future net cash flows (“Standardized Measure”)  which takes into account future income taxes and our current tax structure.  As a result of our current net operating tax loss position, no future income taxes are anticipated and the PV-10 value shown should be reflective of our Standardized Measure.

The Company’s 2018 mid-year and 2017 year-end total proved reserves estimates were prepared by Wright & Company, Inc.

Forward Looking Statements

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance.  A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “will,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements.  Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release.  These include risks inherent in natural gas and oil drilling and production activities, including risks with respect to continued low or further declining prices for natural gas and oil that could result in further downward revisions to the value of proved reserves or otherwise cause Gastar to further delay or suspend planned drilling and completion operations or reduce production levels which would adversely impact cash flow; risks relating to the availability of capital to fund drilling operations that can be adversely affected by debt service obligations, adverse drilling results, production declines and continued low or further declining prices for natural gas and oil; risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks relating to unexpected adverse developments in the status of properties; risks relating to the absence or delay in receipt of government approvals or third-party consents; risks relating to our ability to integrate acquired assets with ours and to realize the anticipated benefits from such acquisitions; risks associated with engagement in the exploration of strategic alternatives; and other risks described in Gastar’s Annual Report on Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov.  Our actual sales production rates can vary considerably from tested initial production rates depending upon completion and production techniques and our primary areas of operations are subject to natural steep decline rates. In addition, production information from our recently completed wells completed using our Gen 3 design is based on limited flow back history and therefore may not be fully indicative of sustained production rates or predictive of ultimate hydrocarbon recoveries.  By issuing forward looking statements based on current expectations, opinions, views or beliefs, Gastar has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.

Targeted expectations and guidance for the third quarter and full-year of 2018 are based upon the current capital expenditures budget planned for the remainder of 2018, which includes the Company’s election to suspend its operated drilling program to, among other things, preserve capital for other cash needs, including, but not limited to, debt service while all strategic alternatives are considered or a possible restructuring of its debt and equity is completed.  The budget for the remainder of 2018 may be subject to further revision and reevaluation dependent upon future developments, including changes in commodity prices, drilling results, our liquidity position, availability of crews, supplies and production capacity, weather delays and significant changes in drilling costs.

Unless otherwise stated herein, equivalent volumes of production are based upon an energy equivalent ratio of six Mcf of natural gas to each barrel of liquids (oil, condensate and NGLs), which ratio is not reflective of relative value.  Our NGLs are sold as part of our wet gas subject to an incremental NGLs pricing formula based upon a percentage of NGLs extracted from our wet gas production.  Our reported production volumes reflect incremental post-processing NGLs volumes and residual gas volumes with which we are credited under our sales contracts.

- Financial Tables Follow –

GASTAR EXPLORATION INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
	(in thousands, except share and per share data)
REVENUES:
Oil and condensate	$16,079	$12,744	$37,061	$24,934
Natural gas	1,451	2,345	3,632	4,933
NGLs	1,948	2,179	5,223	4,770
Total oil and condensate, natural gas and NGLs revenues	19,478	17,268	45,916	34,637
(Loss) gain on commodity derivatives contracts	(9,256)	5,378	(14,785)	6,678
Total revenues and other (loss) gain	10,222	22,646	31,131	41,315
EXPENSES:
Production taxes	614	469	1,603	954
Lease operating expenses	4,771	5,146	12,280	10,218
Transportation, treating and gathering	—	440	—	751
Depreciation, depletion and amortization	7,588	6,051	16,566	10,703
Impairment of oil and natural gas properties	17,993	—	17,993	—
Accretion of asset retirement obligation	40	58	96	109
General and administrative expense	4,861	4,591	13,829	8,415
Total expenses	35,867	16,755	62,367	31,150
(LOSS) INCOME FROM OPERATIONS	(25,645)	5,891	(31,236)	10,165
OTHER (EXPENSE) INCOME:
Interest expense	(10,200)	(8,736)	(20,137)	(19,585)
Loss on early extinguishment of debt	—	—	—	(12,172)
Investment income and other	23	66	40	115
LOSS BEFORE PROVISION FOR INCOME TAXES	(35,822)	(2,779)	(51,333)	(21,477)
Provision for income taxes	—	—	—	—
NET LOSS	(35,822)	(2,779)	(51,333)	(21,477)
Dividends on preferred stock	(3,618)	(3,619)	(7,236)	(7,237)
Undeclared cumulative dividends on preferred stock	—	—	—	—
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(39,440)	$(6,398)	$(58,569)	$(28,714)
NET LOSS PER SHARE OF COMMON STOCK ATTRIBUTABLE TO COMMON STOCKHOLDERS:
Basic	$(0.19)	$(0.03)	$(0.28)	$(0.16)
Diluted	$(0.19)	$(0.03)	$(0.28)	$(0.16)
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic	211,744,943	199,547,446	210,839,194	181,430,409
Diluted	211,744,943	199,547,446	210,839,194	181,430,409

GASTAR EXPLORATION INC.

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2018	2017
	(in thousands, except share and per share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$51,072	$13,266
Accounts receivable, net of allowance for doubtful accounts of $1,953	18,156	38,575
Commodity derivative contracts	140	1,370
Prepaid expenses	640	960
Total current assets	70,008	54,171
PROPERTY, PLANT AND EQUIPMENT:
Oil and natural gas properties, full cost method of accounting:
Unproved properties, excluded from amortization	141,027	131,955
Proved properties	1,313,792	1,344,329
Total natural gas and oil properties	1,454,819	1,476,284
Furniture and equipment	3,604	3,838
Total property, plant and equipment	1,458,423	1,480,122
Accumulated depreciation, depletion and amortization	(1,189,332)	(1,155,027)
Total property, plant and equipment, net	269,091	325,095
OTHER ASSETS:
Restricted cash	25	370
Advances to operators	79	82
Other	-	405
Total other assets	104	857
TOTAL ASSETS	$339,203	$380,123
LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Accounts payable	$13,026	$24,382
Revenue payable	16,756	11,823
Accrued interest	7,558	7,298
Accrued drilling and operating costs	10,258	9,381
Advances from non-operators	757	1,445
Commodity derivative contracts	11,688	4,416
Commodity derivative premium payable	68	135
Other accrued liabilities	5,010	2,706
Total current liabilities	65,121	61,586
LONG-TERM LIABILITIES:
Long-term debt	362,752	342,952
Commodity derivative contracts	4,182	2,572
Asset retirement obligation	2,431	4,841
Total long-term liabilities	369,365	350,365
Commitments and contingencies
STOCKHOLDERS' DEFICIT:
Preferred stock, 40,000,000 shares authorized
Series A Preferred Stock, par value $0.01 per share; 10,000,000 shares designated; 4,045,000 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively, with liquidation preference of $25.00 per share	41	41
Series B Preferred Stock, par value $0.01 per share; 10,000,000 shares designated; 2,140,000 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively, with liquidation preference of $25.00 per share	21	21
Common stock, par value $0.001 per share; 800,000,000 shares authorized at June 30, 2018 and December 31, 2017, respectively; 219,175,611 and 218,874,418 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	219	219
Additional paid-in capital	820,699	819,554
Accumulated deficit	(916,263)	(851,663)
Total stockholders' deficit	(95,283)	(31,828)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$339,203	$380,123

GASTAR EXPLORATION INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30,
	2018	2017
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(51,333)	$(21,477)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	16,566	10,703
Impairment of natural gas and oil properties	17,993	—
Stock-based compensation	2,896	2,199
Total loss (gain) on commodity derivatives contracts	14,785	(6,678)
Cash settlements of matured commodity derivative contracts, net	(3,446)	3,553
Cash premiums paid for commodity derivatives contracts	(552)	—
Amortization of deferred financing costs and debt discount	6,518	4,927
Paid-in-kind interest	13,282	—
Accretion of asset retirement obligation	96	109
Loss on sale of furniture and equipment	7	—
Loss on early extinguishment of debt	—	12,172
Changes in operating assets and liabilities:
Accounts receivable	19,678	(29,115)
Prepaid expenses	232	30
Accounts payable and accrued liabilities	2,529	6,983
Net cash provided by (used in) operating activities	39,251	(16,594)
CASH FLOWS FROM INVESTING ACTIVITIES:
Development and purchase of oil and natural gas properties	(83,405)	(48,274)
Acquisition of oil and natural gas properties	(144)	(54,462)
Proceeds from sale of oil and natural gas properties	96,304	26,780
Application of proceeds from non-operators	(688)	(609)
Advances to operators	(15)	—
Purchase of furniture and equipment	(30)	(393)
Net cash provided by (used in) investing activities	12,022	(76,958)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from term loan	—	250,000
Proceeds from convertible notes	—	200,000
Repayment of senior secured notes	—	(325,000)
Repayment of revolving credit facility	—	(84,630)
Loss on early extinguishment of debt	—	(7,011)
Proceeds from issuance of common shares, net of issuance costs	—	56,367
Dividends on preferred stock	(12,061)	(18,092)
Deferred financing charges	—	(9,971)
Decrease (increase) in restricted cash	345	(369)
Tax withholding related to restricted stock award vestings	(1,240)	(585)
Other	(511)	0
Net cash (used in) provided by financing activities	(13,467)	60,709
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	37,806	(32,843)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	13,266	71,529
CASH AND CASH EQUIVALENTS, END OF PERIOD	$51,072	$38,686

NON-GAAP FINANCIAL INFORMATION AND RECONCILIATION

We use both GAAP and certain non-GAAP financial measures to assess performance.  Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.  Our management believes that these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate our financial performance using the same measures as management.  These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.  A reconciliation is provided below outlining the differences between these non-GAAP measures and their most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of Net Loss to Adjusted Net Loss:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
	(in thousands, except share and per share data)
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(39,440)	$(6,398)	$(58,569)	$(28,714)
SPECIAL ITEMS:
Losses (gains) related to the change in mark to market value for outstanding commodity derivatives contracts	6,133	(3,356)	9,459	(2,774)
Impairment of oil and natural gas properties	17,993	—	17,993	—
Loss on early extinguishment of debt	—	—	—	12,172
Non-recurring severance costs	—	—	3,545	—

ADJUSTED NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(15,314)	$(9,754)	$(27,572)	$(19,316)

ADJUSTED NET LOSS PER SHARE OF COMMON STOCK ATTRIBUTABLE TO COMMON STOCKHOLDERS:
Basic	$(0.07)	$(0.05)	$(0.13)	$(0.11)
Diluted	$(0.07)	$(0.05)	$(0.13)	$(0.11)
WEIGHTED AVERAGE SHARES OF COMMON STOCK
Basic	211,744,943	199,547,446	210,839,194	181,430,409
Diluted	211,744,943	199,547,446	210,839,194	181,430,409

Reconciliation of Cash Flows before Working Capital Changes and to Adjusted Cash Flows from Operations:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(35,822)	$(2,779)	$(51,333)	$(21,477)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	7,588	6,051	16,566	10,703
Impairment of oil and natural gas properties	17,993	—	17,993	—
Stock-based compensation	1,172	1,203	2,896	2,199
Mark to market of commodity derivatives contracts:
Total loss (gain) on commodity derivatives contracts	9,256	(5,378)	14,785	(6,678)
Cash settlements of matured commodity derivatives contracts, net	(2,099)	1,870	(3,446)	3,553
Cash premiums paid for commodity derivatives contracts	—	—	(552)	—
Amortization of deferred financing costs and debt discount	3,341	3,217	6,518	4,927
Paid in kind interest	6,653	—	13,282	—
Accretion of asset retirement obligation	40	58	96	109
Loss on sale of assets	7	—	7	—
Loss on early extinguishment of debt	—	—	—	12,172
Cash flows from operations before working capital changes	8,129	4,242	16,812	5,508
Dividends on preferred stock	(3,618)	(3,619)	(7,236)	(7,237)
Paid in kind interest	(6,653)	—	(13,282)	—
Non-recurring severance costs	—	—	3,545	—
Adjusted cash flows (used in) provided by operations	$(2,142)	$623	$(161)	$(1,729)

Reconciliation of Net Loss to Adjusted Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization ("Adjusted EBITDA"):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
	(in thousands)
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(39,440)	$(6,398)	$(58,569)	$(28,714)
Interest expense	10,200	8,736	20,137	19,585
Loss on early extinguishment of debt	—	—	—	12,172
Depreciation, depletion and amortization	7,588	6,051	16,566	10,703
Impairment of oil and natural gas properties	17,993	—	17,993	—
EBITDA	(3,659)	8,389	(3,873)	13,746
Dividends on preferred stock	3,618	3,619	7,236	7,237
Accretion of asset retirement obligation	40	58	96	109
Losses (gains) related to the change in mark to market value for outstanding commodity derivatives contracts	6,133	(3,356)	9,459	(2,774)
Non-cash stock-based compensation expense	1,172	1,203	2,896	2,199
Investment income and other	(23)	(66)	(40)	(115)
Non-recurring severance costs	—	—	3,545	—
ADJUSTED EBITDA	$7,281	$9,847	$19,319	$20,402

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